Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

THIS AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is effective as of November 24, 2008 (the “Effective Date”), and is restated as of this 10th day of April, 2013 (“Restatement Date”) by and between THE UNIVERSITY OF WESTERN AUSTRALIA, a body corporate established pursuant to the provisions of The University of Western Australia Act 1911, with offices at 35 Stirling Highway, Crawley, Western Australia 6009 (“UWA”), on the one hand, and SAREPTA THERAPEUTICS, with offices at 245 First Street Suite 1800 Cambridge, MA 02142 USA (“Sarepta”) and Sarepta International CV (“Sarepta Netherlands,” and collectively with Sarepta, “Licensee”), on the other hand.

R E C I T A L S

A. UWA owns and is entitled to grant license rights with respect to certain Patent Rights and Technical Information (as defined below) invented or developed in the course of certain research conducted under the direction of Stephen D. Wilson, Sue Fletcher, Graham McClorey, Abbie Adams and Penny Meloni (hereinafter collectively referred to as the “Inventors”).

B. Certain of the Patent Rights and Technical Information had been previously assigned by UWA to SmithKline Beecham Corporation doing business as GlaxoSmithKline (“GSK”), but have, as of the Effective Date, been reassigned by GSK to UWA.

C. Licensee is in the process of developing various products for the treatment of muscular dystrophy arising from defects in the dystrophin gene by inducing the skipping of certain exons in such gene for which the Patent Rights and Technical Information may be useful.

D. UWA and Licensee entered into a certain Exclusive License Agreement, dated as of the Effective Date (the “Prior License Agreement”), pursuant to which UWA granted to Licensee certain exclusive license rights under certain patent rights and technical information relating to the treatment of Duchenne muscular dystrophy by inducing the skipping of certain specified exons or blocks of exons through the use of certain specified antisense sequences (the “Prior License Rights”).

E. Licensee and UWA desire to expand the Prior License Rights to allow Licensee to conduct research in the Field of Use, and to develop, manufacture, use and sell Products in the Field of Use, using the Patent Rights and Technical Information (as each term is defined below) in accordance with the terms of this Agreement, and UWA desires to have the Patent Rights and the Technical Information developed, used and commercialized in the Field of Use by Licensee. Other than the rights expressly granted by UWA hereunder within the Field of Use, Licensee acknowledges that UWA shall retain all other rights with respect to the Patent Rights and the Technical Information.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

[†††]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.	DEFINITIONS

1.1 “Affiliate” or “Affiliates” shall mean any corporation, person or entity, which controls, is controlled by, or is under common control with, a party to this Agreement without regard to stock or other equity ownership. For purposes hereof, the terms “control” and “controls” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation, person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Confidential Information” shall mean any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement or, prior to the Restatement Date, pursuant to the Prior License Agreement or the Mutual Confidentiality Agreement dated October 1, 2008 between the parties, including, without limitation, all specifications, know-how, trade secrets, technical information, drawings, software, models, business information and patent applications pertaining to the Patent Rights and Technical Information, and as further provided in Section 10 hereof.

1.3 “EMA” shall mean the European Medicines Agency, or any successor agency thereof.

1.4 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereof.

1.5 “Field of Use” shall mean the treatment of muscular dystrophies arising from defects in the dystrophin gene or in the transcription or translation thereof, including without limitation Duchenne and Becker muscular dystrophies.

1.6 “Improvements” shall mean all unpatented, patentable and patented inventions, discoveries, designs, apparatuses, systems, machines, methods, processes, uses, devices, models, composition of matter, technical information, trade secrets, know-how, codes, programs or configurations of any kind that relate to (i) the use of antisense oligonucleotides or other compounds to induce exon-skipping and that have application in the Field of Use, or (ii) to compositions or methods useful in connection with subsection (i), in each case that are conceived by or on behalf of UWA and are owned or controlled by UWA after the Restatement Date.

1.7 “Net Sales” shall mean the total invoiced sales price and/or value of other consideration received for Products sold by Licensee, its Affiliates or sublicensees, less (a) sales taxes or other taxes, (b) actual shipping and insurance costs, (c) actual rebates, credits, or refunds for returned or defective Products, (d) trade discounts and quantity discounts or retroactive price reductions, (e) rebates, credits, and chargeback payments (or the equivalent thereof) actually granted to managed health care organizations, wholesalers, or to federal, state/provincial, local and other governments, including their agencies, purchasers, and/or reimbursers, or to trade customers, and (f) any import or export duties, tariffs, or similar charges incurred with respect to the import or export of Products into or out of any country in the Territory. Products will be considered “sold” when put into use, sold, leased or otherwise transferred and a “sale” shall be deemed to have occurred upon first use, shipment, invoicing or receipt of payment, whichever shall first occur. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) the actual distribution of reasonable quantities of promotional samples of Products, and (ii) Products provided for clinical trials or research purposes at cost or at no charge. Notwithstanding the foregoing, amounts invoiced by Licensee or its Affiliates, or their respective sublicensees, for the sale of Products among Licensee or its Affiliates or their respective sublicensees for resale shall not be included in the computation of Net Sales hereunder. Notwithstanding the foregoing, in the event that a Product is sold by Licensee, its Affiliates or sublicensees as part of a combination product or bundled product (“Combination Product”), the Net Sales of such Product, for the purposes of determining Royalty payments due under this Agreement, shall be determined by multiplying the Net Sales (as originally defined above) of the Combination Product by the fraction A/(A+B), where A is the average sale price of the Product when sold separately in finished form in any country in which the Combination Product is sold and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, so that A+B is the average sale price of the Combination Product(s) together, in the country in which the Combination Product is sold, in each case during the applicable Royalty reporting period in which sales of both occurred, or, if sales of both the Product and the other product(s) did not occur in such period, then in the most recent Royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and such other product(s) in the Combination Product, Net Sales for the purposes of determining Royalty payments with respect to such Combination Product shall be mutually agreed by the parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld.

1.8 “Patent Rights” shall mean, subject to Section 2.4, (i) those patent applications and patents listed in Schedule 1.8, (ii) all other patent applications and patents owned or controlled by UWA as of the Restatement Date that claim inventions relating to (A) the use of antisense oligonucleotides to induce exon-skipping and that have application in the Field of Use, or (B) to compositions or methods useful in connection with subsection (A), and (iii) all patents and/or patent applications (including provisional patent applications) existing as of the Restatement Date in any country corresponding to any of the foregoing, and all national phases, divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patent that issues thereon. The Patent Rights listed in Schedule 1.8 are all owned by UWA.

1.9 “Phase II Trial” shall mean a controlled clinical study conducted to evaluate the effectiveness of a Product for the treatment of muscular dystrophy, for example by testing muscle function or endurance, in patients having muscular dystrophy and to determine the common short-term side effects and risks.

1.10 “Phase III Trial” shall mean, relative to a Phase II Trial, expanded controlled and uncontrolled trials after preliminary evidence suggesting effectiveness of the Product for treatment of muscular dystrophy has been obtained, and intended to gather additional information to evaluate the overall benefit-risk relationship of the Product and to provide an adequate basis for applying for Regulatory Approval for commercial sales of the Product.

1.11 “Product” or “Products” shall mean any human therapeutics, diagnostics (including algorithms or any components thereof), bioinformatics and any other human health care products and/or services covered by the Patent Rights, including without limitation those products targeting the exons listed on Exhibit A.

1.12 “Regulatory Approval” shall mean all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations by any regulatory authority, necessary for the manufacture and sale of a Product in a regulatory jurisdiction in the Territory.

1.13 “Technical Information” shall mean know-how, trade secrets, unpublished patent applications, software, bioinformatics, unpatented technology, technical information, statistical information and analyses, biological materials, chemical reagents, preclinical and clinical information, and the like, in written, electronic or other form, now known or hereafter developed, whether or not patentable, in each case relating to (i) the use of antisense oligonucleotides to induce exon-skipping and that have application in the Field of Use, (ii) to compositions or methods useful in connection with subsection (i), or (iii) information disclosed in the Patent Rights, in each case that are conceived in whole or in part by or on behalf of UWA and are owned or controlled by UWA after the Restatement Date.

1.14 “Territory” shall mean the entire world.

1.15 “Valid Claim” shall mean a claim of an issued patent included within the Patent Rights, which claim has not (a) lapsed, been canceled or become abandoned, (b) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction (other than with respect to any petition or writ of certiorari to the Supreme Court of the United States), or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.	LICENSE

2.1 Grant of Exclusive Rights. Subject to the terms of this Agreement, UWA hereby grants to Licensee, and Licensee hereby accepts from UWA, the exclusive, worldwide license, with the right to grant sublicenses (subject to the terms of Section 2.3 hereof), during the term of this Agreement (as provided in Section 6.1 hereof) to conduct research in the Field of Use using the Patent Rights and the Technical Information and to develop, use, make, have made, practice, import, carry out, manufacture, have manufactured, offer for sale, sell and/or have sold Products in the Field of Use in the Territory using the Patent Rights and the Technical Information; provided that UWA retains the right under the Patent Rights and Technical Information to conduct noncommercial research (with any Improvements resulting from such noncommercial research by UWA being subject to Section 2.4 and other relevant provisions of this Agreement). For clarity, UWA retains all rights under the Patent Rights and the Technical Information outside of the Field of Use.

2.2 Diligence.

(a) Subject to the terms of Section 4.5, Licensee shall use commercially reasonable efforts in pursuing the development, commercialization and marketing of Products. Without limiting the foregoing, Licensee shall be deemed to have exercised commercially reasonable efforts, the diligence requirements of this Section 2.2(a) shall be deemed to have been met, and UWA may not issue a Diligence Breach Notice pursuant to Section 2.2(b), if, on a Product-by-Product basis, Licensee, together with its Affiliates and sublicensees:

(1) is actively engaged in, or has plans to engage in, pre-clinical or clinical development efforts with respect to, or commercialization of, such Product in any country or jurisdiction within the Territory;

(2) as to the Product known as AVI-4658, meets the respective requirements set forth on Schedule 2.2, with each such requirement being deemed a separate and independent condition (each, a “Milestone”); provided that if patent infringement issues prevent Licensee from meeting any such Milestone, then the timing for such Milestone shall be tolled until such issues are resolved and the parties shall in good faith negotiate and agree on an appropriate modification to the timing of such Milestone, if necessary;

(3) as to the Product known as AVI-4658, fails to meet any Milestone designated in Schedule 2.2 hereto, but, after the parties meet to discuss the status of Licensee’s development efforts, Licensee demonstrates that Licensee’s efforts amounted to commercially reasonable efforts under the circumstances, in which case the parties shall in good faith negotiate and agree on an appropriate modification to the relevant Milestone(s); or

(4) as to the Product known as AVI-4658, fails to meet any Milestone designated in Schedule 2.2 hereto, and the proviso in subsection (2) does not apply, but Licensee, its Affiliates or Sublicensees initiate a [†††] trial of a different Product within [†††] after the date upon which Licensee, its Affiliate or Sublicensee failed to meet such Milestone, in which case the Milestones obligations designated in Schedule 2.2 hereto shall apply with respect to such different Product instead of AVI-4658 for the purposes of this Section 2.2; provided that if patent infringement issues prevent Licensee from meeting any such Milestone for such different Product, then the timing for such Milestone shall be tolled until such patent infringement issues are resolved or the parties in good faith negotiate and agree on an appropriate modification to the timing of such Milestone.

(b) Subject to the terms of Section 2.2(a), if UWA believes that Licensee has failed to meet its diligence obligations as set forth in Section 2.2(a), UWA may give Licensee written notice of the deficiency (“Diligence Breach Notice”). Licensee shall thereafter have one hundred and twenty (120) days to cure the deficiency. If Licensee fails to cure the deficiency within such one hundred and twenty (120) day period, UWA may terminate this Agreement with respect to the relevant Product upon written notice to Licensee, provided, however, that UWA may not terminate this Agreement with respect to any Product as to which Licensee is actively engaged in, or has plans to engage in, pre-clinical or clinical development efforts or commercialization in any country or jurisdiction within the Territory. Such right to terminate this Agreement as to a given Product shall be UWA’s sole remedy for Licensee’s breach of this Section 2.2.

2.3 Right to Sublicense or Assign Rights. Licensee shall have the right to grant sublicenses consistent with this Agreement. Licensee shall keep UWA reasonably informed with respect to the progress of any relations entered into with any sublicensees. As an express condition of any such sublicense, any such sublicensee shall be required to agree in writing to be

[†††]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

bound by commercially reasonable royalty reporting and recordkeeping, indemnification and inspection provisions, and the applicable provisions of this Agreement, including, without limitation, those pertaining to the use of UWA’s name and marks, indemnification of UWA and the use of UWA’s Confidential Information. Licensee will be responsible for enforcing each sublicensee’s obligations under its sublicense. Licensee understands and agrees that none of its sublicenses hereunder shall reduce in any manner any of its obligations set forth in this Agreement.

2.4 Future Rights. UWA shall notify Licensee of any Improvements promptly after the identification or disclosure thereof. All patent applications and patents claiming such Improvements shall automatically be included in the Patent Rights and licensed to Licensee pursuant to Section 2.1.

2.5 Commercialization in Australia. After Licensee has received Regulatory Approval in Australia with regard to a Product, Licensee shall use commercially reasonable efforts to commercialize such Product in Australia during the term of this Agreement, provided, however, that Licensee shall have no obligation to commercialize, or continue to commercialize, any Product in Australia under this Section 2.5 if (i) Licensee has a good faith belief that such commercialization would infringe or misappropriate any third party’s intellectual property rights, or (ii) such Product does not qualify for reimbursement in Australia at a rate equal to or greater than the applicable rate established in the European Union for (1) such Product, or (2) a pharmaceutical product mutually agreed by the parties to be substantially similar to such Product with respect to reimbursement, if no reimbursement rate has been established in the European Union for such Product. If subsection (ii) applies, UWA may identify and propose to Licensee third parties who, notwithstanding such reimbursement situation, may desire to obtain a sublicense to develop and/or commercialize such Product in Australia. If UWA proposes any such potential sublicensees to Licensee, Licensee shall discuss in good faith the terms of such a sublicense with such third party for up to sixty (60) days.

3.	REPRESENTATIONS AND WARRANTIES

3.1 UWA. UWA represents and warrants to Licensee that:

(a) UWA (i) is a body corporate established pursuant to the provisions of The University of Western Australia Act 1911, duly organized, validly existing and in good standing under the laws of Australia, (ii) has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and (iii) has taken sufficient steps such that the execution and delivery of this Agreement by UWA and the performance by UWA of its obligations hereunder have been duly authorized by all necessary corporate action;

(b) to the best of UWA’s knowledge, at the Restatement Date, there are no claims, judgments or settlements to be paid by UWA with respect to the Patent Rights or Technical Information or pending claims or litigation relating to the Patent Rights or Technical Information;

(c) with respect to the Patent Rights, UWA has been assigned all right, title and interest from the Inventors and UWA is listed as the sole owner of record in the records of the United States Patent and Trademark Office and any foreign patent offices with respect to Patent Rights that consist of applications or registrations with such offices,

(d) UWA has the right to grant the rights granted to Licensee hereunder and to perform UWA’s obligations hereunder, in each case without the consent or approval of any third party;

(e) UWA has not granted, and will not grant, licenses to the Patent Rights, Technical Information or Improvements to any third party that would conflict with or otherwise compromise the rights granted to Licensee hereunder;

(f) the Patent Rights have been duly prepared, filed, prosecuted, obtained, and maintained in accordance with all applicable laws, rules, and regulations;

(g) to the best of UWA’s knowledge, and except as specified on Schedule 3.1, no third party’s intellectual property rights would be infringed or misappropriated by the practice of the Patent Rights in general and no third party is infringing or misappropriating the Patent Rights;

(h) UWA does not own or control any patents or patent applications other than the Patent Rights that currently, or when issued, would be infringed by the making, using, offering for sale, selling, or importing of any product or process covered by a claim within the Patent Rights;

(i) this Agreement constitutes the legal, valid and binding obligation of UWA, enforceable against UWA in accordance with its terms, subject only to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally, (ii) the limitation that the remedy of specific performance or injunctive relief is subject to the discretion of the court or arbitrator before which any proceeding therefor may be brought, and (iii) general legal and equitable principles of good faith, fair dealing and equity; and

(j) to the best of UWA’s knowledge, neither the execution or delivery of this Agreement by UWA, nor the performance by UWA of its obligations hereunder, (i) requires the consent or approval of any third party; (ii) shall constitute a default under any material contract by which UWA or any of its material assets is bound (or any event which, with notice or lapse of time, or both, would constitute such a default); or (iii) shall constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon UWA.

For the avoidance of doubt:

•	UWA does not warrant or represent that the Patent Rights, Technical Information or Improvements or any part thereof are or will be valid under this Agreement.

•	UWA makes no warranties or representations regarding any scientific information, including without limitation as to the accuracy or completeness thereof, provided in respect of this Agreement.

•

UWA does not warrant the applicability, utility or usability of the Patent Rights, the Technical Information or Improvements in respect of the Products and disclaims any and all liability in respect of the application of the Patent Rights, the Technical Information or Improvements.

3.2 Licensee. Licensee represents and warrants to UWA that:

(a) Sarepta is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and Sarepta Netherlands is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands, and each of Sarepta and Sarepta Netherlands has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) the execution and delivery of this Agreement by Licensee and the performance by Licensee of its obligations hereunder have been duly authorized by all necessary corporate action;

(c) this Agreement constitutes the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms, subject only to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally, (ii) the limitation that the remedy of specific performance or injunctive relief is subject to the discretion of the court or arbitrator before which any proceeding therefor may be brought, and (iii) general legal and equitable principles of good faith, fair dealing and equity; and

(d) neither the execution or delivery of this Agreement by Licensee, nor the performance by Licensee of its obligations hereunder, (i) requires the consent or approval of any third party; (ii) shall constitute a default under any material contract by which Licensee or any of its material assets is bound (or any event which, with notice or lapse of time, or both, would constitute such a default); or (iii) shall constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon Licensee.

4.	CONSIDERATION

In consideration of the execution and delivery by UWA of this Agreement and the rights and licenses granted to Licensee hereunder, Licensee agrees as follows:

4.1 License Fees.

(a) Within thirty (30) days of the Restatement Date, Licensee shall pay to UWA a one-time, upfront license fee in an amount equal to [†††] U.S. Dollars (USD [†††]);

(b) Within thirty (30) days of the Restatement Date, Licensee shall pay to UWA a one-time fee for patent filing costs in an amount equal to [†††] U.S. Dollars (USD [†††]); and

(c) Within ninety (90) days of each of the second, third and fourth anniversaries of the Restatement Date, Licensee shall pay to UWA a license maintenance fee in an amount equal to [†††] U.S. Dollars (USD [†††]).

[†††]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2 Payment of Royalties.

(a) Licensee shall pay to UWA on a Product-by-Product and a country-by-country basis, royalty fees (each, a “Royalty” and collectively, the “Royalties”) equal to [†††]% of aggregate Net Sales of all Products by Licensee, its Affiliates or sublicensees.

(b) Royalties shall accrue and be payable by Licensee on a quarterly basis within forty-five (45) days following the end of each calendar quarter in which any Products generating Net Sales were sold. Each payment of Royalties shall be accompanied by a statement setting forth in reasonable detail the number and each type of Product sold and the Net Sales applicable thereto in the applicable calendar quarter. The Products shall be considered as being sold for the purpose of the calculation of Royalties under this Agreement when the payments for such Products have been received by Licensee. Except as otherwise provided in Section 4.6, all Royalties shall be paid in United States Dollars.

(c) Licensee shall create and maintain complete and accurate records and documentation concerning all Net Sales of Products in sufficient detail to enable the Royalties payable hereunder to be determined. Licensee shall retain such records and documentation for not less than three (3) years from the date of their creation. During the term of this Agreement and for a period of one (1) year thereafter, UWA and its representatives shall have the right to audit such records and documentation as shall pertain to the determination and payment of Royalties no more than once in any calendar year. Such examiners shall have reasonable access during regular business hours to Licensee’s offices and the relevant records, files and books of account, and shall have the right to examine any other records reasonably necessary to determine the accuracy of the Royalty calculations provided by Licensee. The costs of any such audit shall be borne by UWA, unless as a result of such inspection it is determined that the amounts payable by Licensee for any period are in error by greater than five percent (5%), in which case the costs of such audit shall be borne by Licensee. UWA shall report the results of any such audit to Licensee within forty-five (45) days of completion. Thereafter, Licensee shall promptly pay to UWA the amount of any underpayment discovered in such audit, or UWA shall credit to Licensee against future Royalty payments the amount of any overpayment discovered in such audit, as the case may be. In addition, Licensee shall pay interest on any underpayment at the rate that is the lower of (i) two percent (2%) over the rate of interest announced by Bank of America in Massachusetts (or any successor in interest thereto or any commercially equivalent financial institution if no such successor exists) to be its “prime rate,” or (ii) the highest rate permitted by applicable law, in each of cases (i) and (ii) from the date such amount was underpaid to the date payment is actually received.

4.3 Royalty Purchase.

(a) Licensee may, at its sole option, choose to terminate its obligation to pay Royalties to UWA under Section 4.2 by providing written notice thereof to UWA at any time after the first Regulatory Approval of any Product in the Territory, but prior to April 1, [†††], (the “Royalty Purchase Notice”) and agreeing to pay to UWA (i) a one-time payment of [†††] U.S. Dollars (USD [†††]) (the “Royalty Purchase Upfront Payment”), (ii) a one-time payment of [†††]

[†††]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

U.S. Dollars (USD [†††]) the first time that aggregate Net Sales of all Products in the Territory exceed [†††] U.S. Dollars (USD [†††]) in any calendar year prior to January 1, [†††], and (iii) a one-time payment of [†††] U.S. Dollars (USD [†††]) the first time aggregate Net Sales of all Products in the Territory exceed [†††] U.S. Dollars (USD [†††]) in any calendar year prior to January 1, [†††] ((ii) and (iii) each, a “Royalty Purchase Milestone Payment,” and collectively with the Royalty Purchase Upfront Payment, the “Royalty Purchase Payment”), pursuant to the terms of this Section 4.3 (the “Royalty Purchase”). For clarity, if the Royalty Purchase becomes effective, if aggregate Net Sales of all Products in the Territory exceed [†††] U.S. Dollars (USD [†††]) for the first time in the same year that aggregate Net Sales of all Products in the Territory exceed [†††] U.S. Dollars (USD [†††]) for the first time, then both Royalty Purchase Milestone Payments shall be triggered and Licensee shall pay to UWA [†††] U.S. Dollars (USD [†††]). For clarity, in no event shall Licensee be obligated to pay to UWA pursuant to this Section 4.3 more than a total of [†††] U.S. Dollars (USD [†††]), if Licensee provides a Royalty Purchase Notice and each of the milestones set forth in subsections (ii) and (iii) are achieved.

(b) During the period beginning on the date upon which UWA receives the Royalty Purchase Notice and ending [†††] thereafter, unless such period is earlier terminated by written notice from UWA to Licensee (the “Royalty Purchase Period”), UWA may solicit offers to assign to a third party [†††] its right, [†††] to receive Royalties from Licensee under Section 4.2 (the “Royalty Rights”). If, during the Royalty Purchase Period, [†††] offer[†††] to UWA compensation in exchange for the Royalty Rights [†††] (each, a “Competing Bid”), UWA shall notify Licensee, in writing, of the [†††] Competing Bid received during the Royalty Purchase Period (the “Leading Bid”) [†††] after receiving such Leading Bid. During the [†††] period beginning upon Licensee’s receipt of such notification of a Leading Bid (the “Decision Period”), Licensee may provide written notice to UWA that it agrees to the Royalty Purchase on the terms of the Leading Bid instead of the Royalty Purchase Payment under Section 4.3(a) (“Match Notice”). If Licensee does not provide a Match Notice to UWA during the Decision Period, UWA may assign the Royalty Rights to the third party that made the Leading Bid on the terms of the Leading Bid, in which case Licensee shall have no further right to exercise the Royalty Purchase under Section 4.3(a) [†††]. If no Leading Bid is received during the Royalty Purchase Period, UWA may not assign the Royalty Rights to any third party. Licensee may not exercise the Royalty Purchase and shall have no obligation to pay to UWA any portion of the Royalty Purchase Payment during the Royalty Purchase Period.

(c) [†††], if UWA has not exercised its right to assign the Royalty Rights to a third party under Section 4.3(b), Licensee may exercise the Royalty Purchase at any time by providing written notice thereof to UWA and (i) by making any payments necessary pursuant to the terms of the Leading Bid specified in the latest Match Notice, or (ii) if no Match Notice was provided by Licensee to UWA, by paying the Royalty Purchase Upfront Payment within [†††] days after UWA’s receipt of Licensee’s notice exercising the Royalty Purchase, and each Royalty Purchase Milestone Payment within [†††] days after December 31 of the year for which such Royalty Purchase Milestone Payment was earned.

[†††]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) If the Royalty Purchase becomes effective, Licensee shall have no further obligation under Section 4.2 to pay to UWA any Royalty on sales of any Product that occur after the date on which UWA received the Royalty Purchase Notice. To the extent any Royalties have been paid by Licensee to UWA pursuant to Section 4.2 for sales of Product after UWA’s receipt of the Royalty Purchase Notice, such Royalties shall be fully credited toward any payment made by Licensee to UWA pursuant to Section 4.3(c). Notwithstanding anything in this Section 4.3 to the contrary, Licensee’s obligations under Section 4.4 shall remain in effect even in the event the Royalty Purchase becomes effective.

4.4 Milestone Fees.

(a) Licensee shall pay to UWA the following fees (each, a “Milestone Fee”), which shall be determined and paid within ninety (90) days after the occurrence of each of the following corresponding events (each, a “Milestone Event”):

(i) With respect to the Product known as of the Restatement Date as eteplirsen (“Eteplirsen”), [†††] U.S. Dollars (USD [†††]) upon first commercial sale in any country or jurisdiction within the Territory.

(ii) With respect to Products other than Eteplirsen, each of the following Milestone Fees shall be paid, if ever, for each such Product that achieves the corresponding Milestone Event; provided, however, that no such Milestone Fee shall be paid by Licensee more than [†††] times, regardless of the number of Products that achieve the corresponding Milestone Event:

(1) [†††] U.S. Dollars (USD [†††]) upon initiation of a Phase II Trial of a Product;

(2) [†††] U.S. Dollars (USD [†††]) upon initiation of a Phase III Trial of a Product;

(3) [†††] U.S. Dollars (USD [†††]) upon Regulatory Approval of a Product by the first of the FDA or the EMA.

(b) If any Milestone Event is achieved with respect to a given Product, all previously listed Milestone Events, if not already achieved for such Product, shall be considered to be simultaneously achieved and Licensee shall pay to UWA the aggregate Milestone Fees associated with all such Milestone Events. As an example, and solely for clarity, if no Phase II Trial is required or initiated for a particular Product, Licensee shall pay to UWA an aggregate of [†††] U.S. Dollars (USD [†††]) within ninety (90) days after initiation of a Phase III Trial for such Product. Additionally, for clarity, in no event shall Licensee be obligated to pay to UWA more than [†††] U.S. Dollars (USD [†††]) pursuant to this Section 4.4.

(c) Notwithstanding anything to the contrary in this Section 4.4, if a Valid Claim specifically covering a Product has not issued in the United States or European Union at

[†††]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the time a Milestone Event for such Product is achieved, Licensee shall only be obligated to pay to UWA [†††] percent ([†††]%) of the corresponding Milestone Fee until such time, if any, that such Valid Claim is granted in the United States or European Union.

4.5 Infringement. In the event that Licensee is prevented from developing, manufacturing or commercializing one or more Products in a particular jurisdiction in the Territory as a result of patent infringement issues, all of Licensee’s obligations with respect to such Products in such jurisdiction, including, without limitation, Royalty and other obligations, shall be suspended unless and until such patent infringement issues are resolved. In the event that any such issues are not resolved during the term of the Agreement, or in the event that such issues are resolved in a manner that would continue to prevent Licensee from developing, manufacturing or commercializing such Products, then Licensee shall have no further obligations hereunder with respect to such Products.

4.6 Currency Transfer Restrictions. If any restrictions on the transfer of currency exist in any country or other jurisdiction so as to prevent Licensee from making payments to UWA, Licensee shall take all commercially reasonable steps to obtain a waiver of such restrictions or to otherwise enable Licensee to make such payments. If Licensee is unable to do so, Licensee shall make such payments to UWA in a bank account or other depository designated by UWA in such country or jurisdiction, which payments shall be in the local currency of such country or jurisdiction, unless payment in United States Dollars is permitted. Any payment by Licensee to UWA in currencies other than United States Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted in the Wall Street Journal for the close of business of the last banking day prior to the date on which such payment is being made.

4.7 Fair Market Value. UWA acknowledges and agrees that the Royalties, Milestone Fees and other obligations of Licensee under this Agreement constitute fair market value for the rights granted to Licensee under this Agreement based on arms’-length negotiations with Licensee.

4.8 Withholding Tax. Licensee shall make all payments to UWA under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by applicable law in effect at the time of payment. Any tax required to be withheld on amounts payable under this Agreement shall promptly be paid by Licensee on behalf of UWA to the appropriate governmental authority, and Licensee shall furnish UWA with proof of payment of such tax. Any such tax required to be withheld will be borne by Licensee. Each party will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Licensee to secure a reduction in the rate of applicable withholding taxes.

5.	PATENT RIGHTS

5.1 Prosecution of Existing Patent Rights. Licensee shall assume full responsibility for the application, maintenance, reexamination, reissue, opposition and prosecution of any kind (collectively “Prosecution”) relating to the Patent Rights in the Territory, including without limitation those Patent Rights claiming Improvements, including, but not limited to, payment of all costs, fees and expenses related thereto. Licensee shall provide UWA with copies of any and

[†††]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

all material or communications with the United States Patent and Trademark Office or any foreign patent office. In the event that Licensee elects to abandon the Prosecution or maintenance of any patent or patent application included in such Patent Rights, Licensee shall notify UWA of such election at least thirty (30) days before a final due date which would result in abandonment or bar of patentability of the patent or patent application and, in such event, UWA may, at its sole option and expense, continue Prosecution or maintenance of the Patent Rights.

5.2 Expenses. Licensee shall pay all expenses resulting from its obligations in Section 5.1 hereof. UWA shall exercise reasonable efforts to cause the Inventors to cooperate fully with Licensee with respect to the Prosecution, maintenance and protection of the Patent Rights, including without limitation any patents or patent applications covering the Improvements.

6.	TERM AND TERMINATION

6.1 Term. Unless earlier terminated as provided in Section 6.2 hereof, the term of this Agreement shall commence on the Effective Date and shall expire, on a country-by-country basis, on the date upon which the last to expire Valid Claim of the Patent Rights shall expire in such country.

6.2 Termination. Except as provided by Section 6.3 hereof, this Agreement shall terminate, in its entirety or on a Product-by-Product basis (as provided in this Section 6.2) upon the earliest to occur of the following:

(a) Subject to the terms of Section 2.2 and Section 4.5, upon sixty (60) days’ written notice from UWA if, within such sixty (60) day period, Licensee shall fail to cure fully any breach or default of any material obligation under this Agreement with respect to a given Product or Products, as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that Licensee may avoid such termination if, before the end of such sixty (60) day period, such breach or default has been cured by Licensee to the reasonable satisfaction of UWA;

(b) Upon sixty (60) days’ written notice from Licensee if, within such sixty (60) day period, UWA shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that UWA may avoid such termination if, before the end of such sixty (60) day period, such breach or default has been cured by UWA to the reasonable satisfaction of Licensee;

(c) Upon the mutual written agreement of the parties hereto (such termination to be effective as of the date mutually agreed upon in such written agreement);

(d) Immediately upon Licensee passing a resolution for winding-up (otherwise than for the purposes of a solvent amalgamation or reconstruction where the resulting entity is at least as credit-worthy as the Licensee and assumes all of the obligations of the Licensee under this Agreement) or a court shall make an order to that effect; or if a liquidator, receiver, administrator, administrative receiver, manager, trustee, or similar officer is appointed over any of the assets of the Licensee; or

(e) Immediately by Licensee, in its sole discretion, upon notice to UWA that Licensee is no longer desirous of commercializing a given Product or Products. For clarity, if Licensee terminates this Agreement pursuant to this Section 6.2(e) as to a given Product, Licensee’s license under Section 2.1 and its other rights under this Agreement shall terminate solely with respect to such Product, but Licensee’s license under Section 2.1 and its other rights under this Agreement shall continue in full force and effect thereafter with respect to all other Products.

6.3 Obligations Upon Termination. Upon any termination of this Agreement pursuant to Sections 2.2 or 6.2 hereof, nothing herein shall be construed to release any party from any liability for any obligation incurred through the effective date of termination or for any breach of this Agreement prior to the effective date of such termination. Licensee may, for a period of one (1) year after the effective date of such termination, sell all tangible Products customarily classified as “inventory” that it has on hand at the date of termination, subject to payment by Licensee to UWA of the applicable Royalty under Sections 4.2 and 4.3 hereof.

6.4 Effect of Termination. In the event of any termination of this Agreement pursuant to Sections 2.2 or 6.2 hereof, where such termination has not been caused by any action or inaction on the part of any sublicensee of Licensee or by any breach by such sublicensee of its obligations under its sublicense from Licensee, such termination of this Agreement shall be without prejudice to the rights of each non-breaching sublicensee of Licensee and each non-breaching sublicensee shall be deemed to be a licensee of UWA thereunder, and UWA shall be entitled to all rights, but shall not be subject to any obligations (other than the grant of license and appurtenant obligations under this Agreement to the extent provided for in such sublicense) of Licensee thereunder.

6.5 Right to Institute Legal Actions. Notwithstanding the provisions of Section 6.2 hereof, UWA, on the one hand, and Licensee, on the other hand, may institute any other legal action or pursue any other remedy against the other party permitted by applicable law if the other party does not substantially cure any breach or default of any material obligation as provided herein.

6.6 Reversion of Rights. Notwithstanding anything to the contrary set forth herein (including, but not limited to, Section 5 hereof), full responsibility for Prosecution of the Patent Rights shall, at the option of UWA and at its sole expense from the date of reversion, revert to UWA upon any termination of this Agreement. Upon any termination of this Agreement, Licensee shall have no further obligation to Prosecute the Patent Rights under Section 5.1 and shall not be responsible for any expenses relating to Prosecution of Patent Rights incurred after the effective date of such termination.

7.	INFRINGEMENT AND PROSECUTION BY THIRD PARTIES

7.1 Enforcement. Licensee shall have the first right, but not the obligation, to enforce, at its sole expense, any Patent Rights to the extent licensed hereunder against infringement by third parties and shall notify UWA in writing in advance of all such enforcement efforts. Upon Licensee’s undertaking to pay all expenditures reasonably incurred by UWA, UWA shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein. Licensee shall reimburse UWA for all expenses, including reasonable attorneys’ fees, incurred in connection with any such enforcement. In the event that Licensee does not file suit against or commence and conclude settlement negotiations with a substantial infringer of Patent Rights within ninety (90) days of receipt of a written demand from UWA that Licensee bring suit, then the parties will consult with one another in an effort to determine whether a reasonably prudent licensee would institute litigation to enforce the patent in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against the parties hereto, the impact of any possible adverse outcome on Licensee and the effect any publicity might have on the parties’ respective reputations and goodwill). If, after such process, it is determined that a suit should be filed and Licensee does not file suit or commence settlement negotiations forthwith against the infringer, then UWA shall have the right, at its own expense, to enforce any Patent Rights licensed hereunder on behalf of itself and Licensee. Any amount recovered in any such action or suit, whether by judgment or settlement, shall be paid to or retained entirely by whichever party brought the action, or where both parties participate in such action or suit, all such amounts shall be allocated to each party in the ratio of expenses incurred, after first paying each party’s out-of-pocket expenses, including reasonable attorneys’ fees.

7.2 Defense of Patent Rights. In the event that any Patent Rights are the subject of a legal action seeking declaratory relief or of any reexamination or opposition proceeding instituted by a third party, then Licensee shall have the first right to conduct such defense, bear the expenses, including attorneys’ fees, associated with such defense and shall receive, in its entirety, any recoupment of expenses. UWA shall assist and cooperate with Licensee in such proceedings and shall exercise reasonable efforts to cause the Inventors to assist and cooperate fully. During the term of this Agreement, UWA shall maintain and make available to Licensee laboratory notebooks relating to the inventions claimed in the Patent Rights.

7.3 Third Party Patent Rights. If Licensee reasonably determines that any Product infringes upon the rights of a third party because of the use of the Patent Rights, Technical Information or Improvements in the manufacture, use or sale of such Product, and, as a result, Licensee elects to oppose, seek reexamination of, pursue declaratory relief with respect to and/or undertake other legal action with respect to such third party’s patent(s) or patent application(s) before a patent office and/or the courts of any jurisdiction in the Territory (collectively “Opposition”), then UWA shall assist and cooperate with Licensee in any such Opposition. UWA shall exercise reasonable efforts to cause the Inventors to cooperate fully with Licensee at Licensee’s expense with respect to any Opposition.

8.	INDEMNIFICATION

8.1 Indemnification by Licensee. UWA shall not be liable for any loss or damage sustained by Licensee or any other person directly or indirectly from or in connection with Licensee’s use, licence or commercialisation of any part of the Products, Patent Rights,

Improvements or Technical Information, except to the extent that such loss or damages results from the negligence or willful acts or omissions of UWA. Subject to Section 8.2 hereof, Licensee hereby releases and indemnifies UWA, its officers, employees and agents from and against all actions, claims, proceedings and demands whatsoever, including through contract and tort which may be made or brought by any person, body or authority against it or them or any of them in respect of any loss, injury or damage including death and consequential loss (“Losses”) arising out of Licensees’ use of the Products, Patent Rights, Improvements or Technical Information, except to the extent that such Losses result from the negligence, or willful acts or omissions of UWA.

8.2 Indemnification by UWA. Subject to Section 8.3 hereof, UWA shall hold harmless, defend and indemnify Licensee and each of its officers, directors, employees and agents from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred in connection with any negligence, willful acts or omissions or breach on the part of UWA directly resulting from the assignment or reassignment of the Patent Rights between UWA and GSK.

8.3 Notice of Claim. UWA shall promptly notify Licensee in writing of any claim, action or material threat thereof brought against UWA in respect of which indemnification may be sought hereunder, and, to the extent allowed by law, shall reasonably cooperate with Licensee in defending or settling any such claim or action. No settlement of any claim, action or threat thereof received by UWA and for which UWA intends to seek indemnification (for itself or on behalf of any other party) shall be made without the prior joint written approval of UWA and Licensee.

9.	USE OF NAMES

Neither party shall, unless as required by any law or governmental regulation, use the name of the other party and/or any of its trademarks, service marks, trade names or fictitious business names without express prior written consent of the other party.

10.	CONFIDENTIALITY

10.1 Non-Disclosure. The parties hereto shall keep the terms of this Agreement and all business and scientific discussions relating to the business of the parties strictly confidential. It may, from time to time, be necessary for the parties, in connection with performance under this Agreement, to disclose Confidential Information (including know-how) to each other. The Receiving Party (as defined in Section 1.2 hereof) shall keep in strictest confidence the Confidential Information of the Disclosing Party (as defined in Section 1.2 hereof), using the standard of care it normally uses for information of like character, but in no case less than a reasonable standard of care, and shall not disclose the Confidential Information to any third party or use it except as expressly authorized by the prior written consent of the Disclosing Party or as otherwise permitted by this Agreement; provided, however, that Licensee may disclose the Confidential Information received from UWA to its Affiliates and sublicensees as shall be reasonably necessary to carry out the intent of this Agreement or any sublicense granted by Licensee as contemplated by this Agreement if, but only if, such Affiliates and/or sublicensees each execute a confidentiality agreement containing confidentiality provisions no less restrictive than those confidentiality provisions contained in this Section 10. The Receiving Party’s obligation hereunder shall not apply to Confidential Information that the Receiving Party can show:

(a) Is or later becomes part of the public domain through no fault or neglect of the Receiving Party;

(b) Is received in good faith from a third party having no obligations of confidentiality to the Disclosing Party, provided, however, that the Receiving Party complies with any restrictions imposed by the third party;

(c) Is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(d) Is required to be disclosed by law or regulation (including, without limitation, in connection with FDA filings, SEC filings or filings with another government agency) or by the rules of a securities exchange, provided, however, that the Receiving Party uses reasonable efforts to restrict disclosure and to obtain confidential treatment.

10.2 Limits on Permitted Disclosures. Each party agrees that any disclosure or distribution of the other party’s Confidential Information within its own organization shall be made only as is reasonably necessary to carry out the intent of this Agreement. The parties further agree that all of their respective officers, employees, agents, representatives or sublicensees to whom any Confidential Information is disclosed or distributed shall be subject to written confidentiality and non-use obligations no less restrictive than the confidentiality and non-use obligations provided for in this Section 10.

10.3 Legally Required Disclosures. If a subpoena or other legal process concerning Confidential Information is served upon any party hereto pertaining to the subject matter hereof, the party served shall notify the other party immediately, the other party shall cooperate with the party served, at the other party’s expense, in any effort to contest the validity of such subpoena or other legal process. This Section 10.3 shall not be construed in any way to limit any party’s ability to satisfy any disclosure of its relationship with the other party required by any governmental authority or rules of a securities exchange.

10.4 Return of Confidential Information. In the event of any termination of this Agreement, the Receiving Party shall, upon the Disclosing Party’s request, promptly return all Confidential Information and any copies made thereof previously made available to the Receiving Party by the Disclosing Party, provided, however, that counsel of each party may retain one (1) copy of such Confidential Information to ensure compliance with this Section 10.

10.5 Remedies. Both parties acknowledge and agree that it would be difficult to measure damages for breach by either party of the covenants set forth in this Section 10, and that injury from any such breach would be incalculable, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, each party shall be entitled, in addition to all other remedies available hereunder or under law or equity, to injunctive or such other equitable relief as a court may deem appropriate to restrain or remedy any breach of such covenants.

10.6 Confidentiality Period. The obligations of confidentiality and non-use set forth in this Section 10 shall apply during the term of this Agreement and for a period of five (5) years thereafter. Notwithstanding the foregoing, any Confidential Information that is expressly labeled or noted by Licensee as a trade secret shall not be subject to such five (5) year term, but shall continue to be subject to the obligations of confidentiality and non-use set forth in this Section 10 for as long as such trade secret remains confidential.

10.7 Publicity. Notwithstanding anything to the contrary set forth herein, UWA agrees that Licensee shall have the right to issue one or more press releases announcing the execution of this Agreement and the terms hereof, the contents of which press releases shall be in Licensee’s sole discretion; provided that where practicable, Licensee shall provide to UWA a reasonable opportunity to review such press releases to allow UWA to confirm their factual accuracy. UWA shall not disclose the terms of this Agreement without the prior written consent of Licensee, provided, however, that UWA shall not require Licensee’s consent to disclose subsequently any terms of this Agreement that have already been disclosed in accordance with this Section 10.7. Furthermore, UWA shall have the right to issue a press release in Australia stating that UWA has granted a license to Licensee, which press release shall be subject to Licensee’s prior written consent. Neither party may reference the other party in any other public announcements or press releases without the prior written approval of the other party, except such as may be required by law.

11.	MISCELLANEOUS

11.1 Notices. Any notice, request, instruction or other document required by this Agreement shall be in writing and shall be deemed to have been given (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by Federal Express®, Airborne®, or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, (c) if sent by electronic mail and no delivery failure notification has been received, one (1) business day after sending, or (d) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, addressed as follows:

In the case of UWA to:

The University of Western Australia

35 Stirling Highway

Crawley, WA 6009

Attention: Director, Office of Industry and Innovation

Fax: +61 8 6488 2333

or in the case of Licensee to:

Sarepta Therapeutics

245 First Street Suite 1800 Cambridge,

MA 02142 USA

Attention: Chris Garabedian, Chief Executive Officer

Fax:

with a copy to:

Latham & Watkins

140 Scott Drive

Menlo Park, CA 94025

Attention: Judith Hasko

Facsimile: (650) 463-2600

or to such other address or to such other person(s) as may be given from time to time under the terms of this Section 11.1.

11.2 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of Massachusetts, irrespective of choice of laws provisions. The parties agree that Boston, Massachusetts shall be the situs of any legal proceeding arising out of or relating to this Agreement.

11.3 Waiver. Failure of any party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to assert that right relative to the particular situation involved.

11.4 Enforceability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

11.5 Modification. No change, modification, or addition or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by the authorized officers of the parties to this Agreement.

11.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and replaces and supersedes as of the Restatement Date any and all prior agreements and understandings, whether oral or written, between the parties with respect to the subject matter of such agreements, including without limitation the Prior License Agreement and the Mutual Confidentiality Agreement dated October 1, 2008 between the parties.

11.7 Successors. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon, inures to the benefit of, and is enforceable by, the parties and their respective heirs, legal representatives, successors and permitted assigns.

11.8 Construction. This Agreement has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

11.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic mail.

11.10 Attorneys’ Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover a judgment in any such action or proceeding, such reasonable costs, expenses and attorneys’ fees may be included in and as part of such judgment.

11.11 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, and any such attempted assignment shall be void and of no effect, except that either party may assign this Agreement to any successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

11.12 Further Assurances. At any time and from time to time after the Restatement Date, each party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

11.13 Survival. The terms and conditions of the following provisions will survive termination or expiration of this Agreement for as long as necessary to permit their full discharge: Section 1 (“Definitions”), Section 6 (“Term and Termination”) (except Sections 6.1 and 6.2), Section 8 (“Indemnification”), Section 9 (“Use of Names”), Section 10 (“Confidentiality”) and Section 11 (“Miscellaneous”). The provisions set forth in Section 4 (“Consideration”) also shall survive any expiration or earlier termination of this Agreement, to the extent payments thereunder are accrued but remain unpaid upon the effective date of such expiration or termination and as set forth in Section 4.2(c). Except as otherwise provided in this Section 11.13, all other provisions of this Agreement shall terminate upon the expiration or termination of this Agreement,

11.14 Joint and Several Liability. Each of Sarepta and Sarepta Netherlands shall be jointly and severally liable for Licensee’s performance under this Agreement. .

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

“UWA”:

THE UNIVERSITY OF WESTERN AUSTRALIA, A BODY CORPORATE ESTABLISHED PURSUANT TO THE PROVISIONS OF THE UNIVERSITY OF WESTERN AUSTRALIA ACT 1911

By: /s/ Robyn Owens

Name: Professor Robyn Owens

Title: Deputy Vice-Chancellor (Research) The University of Western Australia

“LICENSEE”:

SAREPTA THERAPEUTICS

By: /s/ Chris Garabedian

Name: Chris Garabedian

Title: President and CEO

SAREPTA INTERNATIONAL CV

By: /s/ Sandesh Mahatme

Name: Sandesh Mahatme

Title: President

EXHIBIT A

Exons

[†††]

[†††]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.8

Patent Rights

[†††]

[†††]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2.2

Diligence Milestones

[†††]

[†††]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 3.1

Litigation

[†††]

[†††]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.